UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 22, 2008

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE), with which Progenics collaborates in the development and commercialization of RELISTOR®, has informed Progenics that global net sales of RELISTOR for the current year through September 30 were $2.9 million, of which $0.8 million were made in the third quarter ending September 30.

On Wyeth’s third-quarter earnings call this morning, Joseph M. Mahady, President of Wyeth Pharmaceuticals, said, “We are just getting out of the blocks with RELISTOR, and the subcu[taneous] product has been launched in the U.S., Canada, Venezuela and Europe….”  In Europe, RELISTOR has been launched in the United Kingdom, Germany, Ireland, Denmark, Sweden, Finland and the Netherlands.

In mid-August, Wyeth began full promotion of RELISTOR under a program that includes sales detailing, the offering of early experience trial kits and company-directed educational programs designed to achieve appropriate awareness of this product.

RELISTOR is the first drug in a novel class for a completely new therapeutic use – opioid-induced constipation.  The approved indication for RELISTOR addresses the needs of individuals with advanced illness receiving palliative care.  Ongoing clinical studies have the goal of expanding the use of RELISTOR in other patient settings.

Distribution of early-experience trials kits began in mid-August, and distribution is expected to continue through this November.

Wyeth has also informed Progenics that the initial U.S. pipeline fill (wholesaler purchases) upon launch was as expected, and since then wholesaler sales to pharmacies and institutions have been increasing month over month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        PROGENICS PHARMACEUTICALS, INC.
                        By:  /s/ ROBERT A. MCKINNEY
                                   Robert A. McKinney
                                                                   Chief Financial Officer, Senior Vice President,
                                                                   Finance & Operations and Treasurer

Date:  October 22, 2008